                                                                    EXHIBIT 99.1



(GOLDEN TELECOM LOGO)

FOR IMMEDIATE RELEASE

    GOLDEN TELECOM ANNOUNCES FIRST-EVER DIVIDEND AND REPORTS RESULTS FOR 2003


MOSCOW, RUSSIA (MARCH 11, 2004) -- Golden Telecom, Inc.'s (NASDAQ: "GLDN") consolidated revenue rose 81% in 2003 to $360.5 million. Net income rose 86% to $55.4 million. Consolidated revenue in the fourth quarter of 2003 was $111.3 million, up 45% from the fourth quarter 2002, and net income in the fourth quarter 2003 was $18.2 million, up 40% from the same quarter in 2002.

Here are some of the highlights for 2003 vs. 2002:

     o   CONSOLIDATED REVENUES OF $360.5 MILLION - UP 81%

     o   CONSOLIDATED OPERATING INCOME OF $69.7 MILLION - UP 122%

     o   CONSOLIDATED NET INCOME OF $55.4 MILLION - UP 86%

     o   CONSOLIDATED NET CASH FLOW FROM OPERATIONS OF $87.0 MILLION - UP 72%

     o   CONSOLIDATED EBITDA(1) OF $115.0 MILLION - UP 87%

Here are some of the highlights for the fourth quarter 2003 vs. the fourth quarter 2002:

     o   CONSOLIDATED REVENUES OF $111.3 MILLION - UP 45%

     o   CONSOLIDATED OPERATING INCOME OF $16.8 MILLION - UP 17%

     o   CONSOLIDATED NET INCOME OF $18.2 MILLION - UP 40%

     o   CONSOLIDATED NET CASH FLOW FROM OPERATIONS OF $23.9 MILLION - UP 9%

     o   CONSOLIDATED EBITDA(1) OF $30.0 MILLION - UP 21%

Alexander Vinogradov, Chief Executive Officer and President of Golden Telecom, Inc. commented: "In 2003 we experienced organic revenue growth of approximately 21% reflecting increased demand from existing customers and our ability to sign up new customers in both Moscow and in regional cities. The annual revenue growth of 81% consists of this organic growth combined with the impact of acquisitions made over this period, most notably Sovintel in September 2002 and Comincom/Combellga in December 2003. During the last year we focused our efforts on integrating Sovintel into our operations and the increase in net income of 86% over the year indicates clear success at this level. Our challenge in 2004 is to integrate the operations of Comincom/Combellga and drive synergies at the revenue, cost and capital expenditure lines in order to extend our position as the leading voice, data, and Internet service provider in Russia and the Commonwealth of Independent States (CIS). We recently announced the appointment of a new Chief Operating Officer, Michal Cupa, to assist in this endeavor.

As a result of these efforts, we are pleased to announce that, for the first time in its history, Golden Telecom will pay a quarterly dividend of 20 cents per share on March 29, 2004 to its shareholders of record as of March 18, 2004. We believe that we have reached a level of operating profitability that allows for expansion and maintenance capital expenditure to be financed entirely from operational cash flows, and therefore we expect that a dividend will also be paid in future quarters. Our net cash position and strong credit rating means that most potential acquisitions could be financed by either existing cash reserves or by borrowings. This dividend is evidence of our commitment to improve shareholder returns by a combination of capital growth and a responsible level of dividends.

The year also saw developments in the regulatory environment with the passage of new Laws on Telecommunications in Russia and Ukraine. There are two main areas where Golden Telecom will be affected by the Russian Law - firstly the new law creates a new interconnect pricing regime in 2004 that should be more transparent and unified - and secondly a Universal Service Charge calculated as a percentage of revenue will be introduced from 2005 to improve telecommunication services in rural areas. The full effects of this law will only become clear when the enabling regulations are published by the Russian Ministry of Communications and we will comment further when this happens.

I am also pleased to report that a preliminary agreement has been reached with the Russian Ministry of Communications that will allow us to route our customers' international and long distance traffic over our own network in return for giving up our non-geographical code numbering capacity. I believe this agreement will provide significant operational opportunities including the ability to directly interconnect with international and long distance operators.

The main impact of the Ukrainian Law on Telecommunications was the prohibiting of all telecommunication operators from charging their end user customers for incoming calls from September 19, 2003. As a result we entered into an agreement with the incumbent operator, Ukrtelecom, to assign national destination code numbering to our mobile customers and we reallocated our network interconnect capacity in Kiev from our mobile to our fixed line network. These actions were completed in November and thereafter we began to receive a settlement from revenue generated when a third party fixed line customer calls our mobile customer. While this stabilized our revenues, the margins on this business were lower than the margins earned previously for incoming calls."

David Stewart, Chief Financial Officer of Golden Telecom, Inc. noted: "Our revenue growth for the fourth quarter was extremely strong at 24% compared to the previous quarter however the operating margins were lower than previous quarters of 2003. This was partly due to the impact of the changes in the regulatory environment in Ukraine as well as by unusually high levels of equipment sales at lower margins to Business and Corporate Services customers in Russia. We also incurred consulting costs associated with the operational integration of Comincom/Combellga of approximately $0.4 million and advertising costs were also higher than in previous quarters by approximately $1.0 million due to several year end marketing and branding initiatives. The purchase accounting for the Comincom/Combellga and Sibchallenge acquisitions required intangible assets to be recorded and amortized - the impact of this additional amortization for the fourth quarter was $0.8 million and was mostly attributable to our Business and Corporate Services business line.

In 2003 our cash flow from operations exceeded our capital expenditure by $23.3 million. We ended the year with cash of $65.2 million, up from $59.6 million at the end of 2002, despite repaying $35.1 million in debt that was outstanding at the end of 2002, and paying $15.4 million for the acquisition of Sibchallenge in August 2003. We received $4.7 million from a special dividend paid by our equity investee, MCT Corp., in November 2003 and recorded net proceeds from the exercise of employee stock options during 2003 of $23.7 million.

With minimal debt and strong cash flow, Golden Telecom is in an excellent financial position, and is well positioned to take advantage of the opportunities that we expect 2004 will offer, such as the recently announced acquisition of Samara-Telecom in February 2004 for $4.8 million. We expect 2004 revenues to be in the range of $510-$530 million, operating income in the range of $105-$110 million, depreciation and amortization in the range of $65-$70 million, and capital expenditure to be in the range of $85-$95 million. Following on from our integration of Comincom/Combellga's operations we expect to reduce headcount in early 2004 and consequently incur a reorganization charge in the range of $2-$3 million."

The company also announced that it is again conducting discussions with certain of its stockholders in connection with a proposed underwritten offering of its Common Stock, par value $0.01, owned by these stockholders. No shares are expected to be offered by the company. The offering, if it occurs, is expected to be registered with the U.S. Securities and Exchange Commission. The company expects that the offering will take place in the April-June 2004 time period. This Press Release does not constitute an offer of any securities for sale or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

MORE 2003 RESULTS (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA):

                                                  2003        2002         2003 VS 2002
                                                  ----        ----         ------------
Consolidated revenues                            $360.5       $198.7            81%
Operating income                                 $ 69.7       $ 31.4           122%
Operating margin                                    19%           16%
Income tax                                       $ 17.4       $  4.6           278%
Effective income tax rate                            24%          14%
Net income                                       $ 55.4       $ 29.8            86%
Net income per share (fully diluted)             $ 1.90       $ 1.21            57%
Diluted weighted average shares                    29.1         24.5            19%
Capital expenditure, excluding acquisitions      $ 63.7       $ 29.4           117%

MORE FOURTH QUARTER 2003 RESULTS (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA):

                                                   4Q03          4Q02     4Q03 VS 4Q02     3Q03        4Q03 VS 3Q03
                                                   ----          ----     ------------     ----        ------------
Consolidated revenues                             $111.3         $76.8        45%           $90.1           24%
Operating income                                  $ 16.8         $14.3        17%           $18.3           -8%
Operating margin                                      15%           19%                        20%
Income tax                                        $  2.9         $ 0.8       263%           $ 5.5          -47%
Effective income tax rate                             14%            6%                        31%
Net income                                        $ 18.2         $13.0        40%           $12.5           46%
Net income per share (fully diluted)              $ 0.58         $0.48        21%           $0.43           35%
Diluted weighted average shares                     31.6          27.2        16%            29.1            9%
Capital expenditure, excluding acquisitions       $ 20.9         $12.8        63%           $15.0           39%

ABOUT GOLDEN TELECOM (WWW.GOLDENTELECOM.COM)

Golden Telecom, Inc., NASDAQ: "GLDN" is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the CIS. The Company offers voice, data and Internet services to corporations, operators and consumers using its metropolitan overlay networks in major cities including Moscow, Kiev, St. Petersburg, Nizhny Novgorod and Krasnoyarsk and via intercity fiber optic and satellite-based networks - including 165 combined access points in Russia and other countries of the CIS. The Company offers mobile services in Kiev and Odessa.

Statements made in this press release are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements include our expected future profitability, our intent to pay quarterly dividends, the planned benefits from the acquisition of Comincom and Combellga, the expected impact of the new Russian and Ukrainian Laws on Telecommunication, the impact of our tentative agreement regarding the ability to directly interconnect with international and domestic operators, the expected timing and amount of the reorganization charge, and the ability to complete the proposed offering of shares. It is important to note that such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, the completion of additional networks which may affect our capital expenditure, our ability to integrate Comincom and Combellga efficiently, the possibility that enabling regulations may change the expected impact of the Laws on Telecommunications, and political, economic and regulatory developments in Russia, Ukraine and Kazakhstan and increasing competition that may limit growth opportunities. Additional information concerning factors that could cause results to differ materially from those in the forward looking statements is contained in the Company's filings with the U.S. Securities and Exchange Commission including the Company's quarterly reports on Form 10-Q and periodic reports on Form 8-K filed during 2003, and the Company's annual report on Form 10-K for the year ended December 31, 2002.

FOR MORE INFORMATION, CONTACT:
PUBLIC RELATIONS:
Anna Chin Go Pin
e-mail: achin@gldn.net
tel.: +7-501-797-9300; fax: +7-501-797-9332

INVESTOR RELATIONS:
Tom Adshead
e-mail: tadshead@gldn.net
tel.: +7-501-797-9300; fax: +7-501-797-9331
www.goldentelecom.com

                              Golden Telecom, Inc.
                Condensed, Consolidated Statements of Operations
               (Amounts in millions of US$, except per share data)

                                                   Three Months Ended:       Twelve Months Ended:
                                               --------------------------   -----------------------
                                                12/31/02       12/31/03      12/31/02    12/31/03
                                                --------       --------      --------    --------
                                               (unaudited)    (unaudited)   (audited)   (unaudited)
                                               -----------    -----------   ---------   -----------
Revenues                                         $  76.8       $ 111.3       $ 198.7       $ 360.5
Operating costs and expenses:
   Access and network services (excluding
   depreciation and amortization)                   36.7          59.5          91.2         181.1
   Selling, general and administrative
   (excluding depreciation and
   amortization)                                    15.4          21.8          46.1          64.4
   Depreciation and amortization                    10.4          13.2          30.0          45.3
                                                 -------       -------       -------       -------
Operating Income                                    14.3          16.8          31.4          69.7

Other income (expense):
   Equity in earnings of ventures                    0.6           4.7           4.4           4.7
   Foreign currency loss                            (0.6)         (0.2)         (1.2)         (0.2)
   Interest expense, net                            (0.4)           --          (0.7)         (0.9)
   Minority interest                                (0.1)         (0.2)         (0.5)         (0.5)
                                                 -------       -------       -------       -------
      Total other income (expense)                  (0.5)          4.3           2.0           3.1

Income before income taxes                          13.8          21.1          33.4          72.8
Income taxes                                         0.8           2.9           4.6          17.4
                                                 -------       -------       -------       -------
Income before cumulative effect of a
change in accounting principle                   $  13.0       $  18.2       $  28.8       $  55.4

Cumulative effect of a change in
accounting principle                                  --            --           1.0            --
                                                 -------       -------       -------       -------
Net Income                                       $  13.0       $  18.2       $  29.8       $  55.4
                                                 =======       =======       =======       =======

Basic earnings per share of common stock:
   Income before cumulative effect of a
   change in accounting principle                $  0.48       $  0.59       $  1.20       $  1.95
   Cumulative effect of a change in
   accounting principle                               --            --          0.04            --
                                                 -------       -------       -------       -------
Basic earnings per share                         $  0.48       $  0.59       $  1.24       $  1.95
                                                 =======       =======       =======       =======

Weighted average common shares - basic              26.9          31.1          24.1          28.5
                                                 -------       -------       -------       -------
Diluted earnings per share of common stock:
   Income before cumulative effect of a
   change in accounting principle                $  0.48       $  0.58       $  1.17       $  1.90
   Cumulative effect of a change in
   accounting Principle                               --            --          0.04            --
                                                 -------       -------       -------       -------
Diluted earnings per share                       $  0.48       $  0.58       $  1.21       $  1.90
                                                 =======       =======       =======       =======

Weighted average common shares - diluted            27.2          31.6          24.5          29.1
                                                 -------       -------       -------       -------


                                    - MORE -

                               Golden Telecom Inc.
                     Condensed, Consolidated Balance Sheets
                          (Amounts in millions of US$)

                                                                          12/31/02      12/31/03
                                                                          --------      --------
                                                                          (audited)    (unaudited)
                                                                          ---------    -----------
ASSETS
Current assets
   Cash and cash equivalents                                                $ 59.6       $ 65.2
   Accounts receivable, net                                                   42.2         74.0
   VAT receivable                                                              4.0         14.8
   Prepaid expenses and other assets                                          21.6         34.2
                                                                            ------       ------
      Total current assets                                                   127.4        188.2

Property and equipment, net                                                  166.1        283.1
Goodwill                                                                      71.7        144.0
Intangible assets, net                                                        56.0        104.8
Restricted cash and other assets                                              14.6          9.1
                                                                            ------       ------
TOTAL ASSETS                                                                $435.8       $729.2
                                                                            ======       ======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
   Accounts payable and accrued expenses                                    $ 43.9       $ 67.8
   VAT payable                                                                 4.4         10.2
   Debt maturing within one year and current capital lease obligations        10.8          4.0
   Other current liabilities                                                  11.9         17.9
                                                                            ------       ------
      Total current liabilities                                               71.0         99.9

Long-term debt and capital lease obligations                                  29.7          4.0
Other liabilities                                                             25.4         42.4
                                                                            ------       ------
TOTAL LIABILITIES                                                            126.1        146.3

Minority interest                                                              2.2          2.7

SHAREHOLDERS' EQUITY
   Common stock                                                                0.3          0.4
   Additional paid-in capital                                                446.2        663.4
   Accumulated deficit                                                      (139.0)       (83.6)
                                                                            ------       ------
TOTAL SHAREHOLDERS' EQUITY                                                   307.5        580.2
                                                                            ------       ------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                  $435.8       $729.2
                                                                            ======       ======

                              Golden Telecom Inc.
                Condensed, Consolidated Statements of Cash Flows
                          (Amounts in millions of US$)

                                                                  Twelve Months Ended:
                                                                 -----------------------
                                                                 12/31/02     12/31/03
                                                                 --------    -----------
                                                                 (audited)   (unaudited)
                                                                 ---------   -----------
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES                     $50.6        87.0

INVESTING ACTIVITIES
   Purchase of property, equipment and intangible assets           (29.4)      (63.7)
   Acquisitions, net of cash acquired                              (51.2)      (12.3)
   Cash received from escrow account                                 3.0          --
   Restricted cash                                                   1.9         0.5
   Investments available for sale                                    9.0          --
   Loan received from equity investee                               10.0          --
   Dividends received from affiliated company                        1.9         4.8
   Other investing                                                   2.6         2.7
                                                                   -----       -----
NET CASH USED IN INVESTING ACTIVITIES                              (52.2)      (68.0)

FINANCING ACTIVITIES
   Proceeds from debt                                               30.0          --
   Repayments of debt                                              (10.1)      (35.1)
   Net proceeds from exercise of employee stock options              5.9        23.7
   Other financing                                                  (1.6)       (1.9)
                                                                   -----       -----
NET CASH (USED BY) PROVIDED BY FINANCING ACTIVITIES                 24.2       (13.3)

Effects of exchange rate changes on cash and cash equivalents       (0.4)       (0.1)
                                                                   -----       -----
Net increase in cash and cash equivalents                           22.2         5.6
Cash and cash equivalents at beginning of period                    37.4        59.6
                                                                   -----       -----
CASH AND CASH EQUIVALENTS AT END OF PERIOD                         $59.6       $65.2
                                                                   =====       =====

                              Golden Telecom, Inc.
                    Line-of-Business Statistics (unaudited)
                              (Amounts in millions)

The following table presents our consolidated segment information for the last five quarters.

Revenue                                  12/31/02      3/31/03       6/30/03       9/30/03       12/31/03
                                         --------      -------       -------       -------       --------
Business and Corporate                   $ 39.3        $ 39.0        $ 43.6        $ 46.7        $ 59.6
Carrier and Operator                       28.3          29.8          26.8          32.9          39.1
Consumer Internet                           6.2           7.1           7.2           7.2           9.3
Mobile                                      3.1           3.2           3.6           3.6           3.5
Corporate and Eliminations                 (0.1)         (0.7)         (0.5)         (0.3)         (0.2)
                                         ------        ------        ------        ------        ------
   Total Consolidated Revenue            $ 76.8        $ 78.4        $ 80.7        $ 90.1        $111.3
                                         ======        ======        ======        ======        ======

Operating income
Business and Corporate                   $  9.4        $ 10.6        $ 13.5        $ 12.5        $ 10.9
Carrier and Operator                        6.7           7.2           4.9           6.9           7.3
Consumer Internet                          (0.9)         (0.5)         (0.5)         (0.8)         (0.5)
Mobile                                      0.8           1.1           1.6           1.7           1.0
Corporate and Eliminations                 (1.7)         (1.2)         (2.0)         (2.0)         (1.9)
                                         ------        ------        ------        ------        ------
   Total Consolidated Operating Income   $ 14.3        $ 17.2        $ 17.5        $ 18.3        $ 16.8
                                         ======        ======        ======        ======        ======


Operating Margin %                         18.6%         21.9%         21.7%         20.3%         15.1%
Business and Corporate                     23.9%         27.2%         31.0%         26.8%         18.3%
Carrier and Operator                       23.7%         24.2%         18.3%         21.0%         18.7%
Consumer Internet                         -14.5%         -7.0%         -6.9%        -11.1%         -5.4%
Mobile                                     25.8%         34.4%         44.4%         47.2%         28.6%

Reconciliation of consolidated EBITDA(1) to consolidated net income (unaudited)
                              (Amounts in millions)

                                                             Three Months Ended:     Twelve Months Ended:
                                                           ---------------------     ---------------------
                                                           12/31/02     12/31/03     12/31/02     12/31/03
                                                           --------     --------     --------     --------
EBITDA(1)                                                    24.7         30.0         61.4        115.0
   Depreciation and amortization                             10.4         13.2         30.0         45.3
                                                           ------       ------       ------       ------
Operating Income                                             14.3         16.8         31.4         69.7

Other income (expense):
   Equity in earnings (losses) of ventures                    0.6          4.7          4.4          4.7
   Foreign currency loss                                     (0.6)        (0.2)        (1.2)        (0.2)
   Interest expense, net                                     (0.4)          --         (0.7)        (0.9)
   Minority interest                                         (0.1)        (0.2)        (0.5)        (0.5)
                                                           ------       ------       ------       ------
      Total other expense                                    (0.5)         4.3          2.0          3.1

Income before income taxes                                   13.8         21.1         33.4         72.8
Income taxes                                                  0.8          2.9          4.6         17.4
                                                           ------       ------       ------       ------
Income before cumulative effect of a change in             $ 13.0       $ 18.2       $ 28.8       $ 55.4
accounting principle
Cumulative effect of a change in accounting principle          --           --          1.0           --
                                                           ------       ------       ------       ------
Net Income                                                 $ 13.0       $ 18.2       $ 29.8       $ 55.4
                                                           ======       ======       ======       ======


                                    - MORE -

The following table presents selected operating data(2) related to our consolidated and non-consolidated ventures at and for the periods shown:

                                                       Three Months Ended:
                                                 -----------------------------------
                                                 6/30/03      9/30/03    12/31/03(5)
                                                 -------      -------    -----------
Points of presence                                   149          149          165
Total contracts
Business and Corporate Services                   38,111       68,549(4)    97,639
Carrier and Operator Services                        588          689          900
Dial-up Internet access subscribers(3)           280,243      291,167      363,545
Total active cellular subscribers                 36,314       36,861       40,026
Total employees - consolidated entities            1,812        2,117        3,004
Total employees - non-consolidated entities          127          132          134

NOTES TO DATA FOR GOLDEN TELECOM:

1. EBITDA is defined as operating income plus depreciation and amortization. This measure is not defined by generally accepted accounting principles (GAAP) and is a measure of a company performance commonly used in the telecommunications industry, but should not be construed as an alternative to operating income/(loss) determined in accordance with GAAP as an indicator of operating performance or as an alternative to cash from operating activities determined in accordance with GAAP as a measure of liquidity. A reconciliation of EBITDA to net income is included in this press release.

2.       MCT Corp. is not included in the operating data shown.

3. Dial-up Internet subscribers is the number of users (or logins) who have logged on to the system during the month in question, regardless of whether they are enabled or disabled at month end. It specifically excludes "on-trial" users, free users and internal users.

4. The total number of contracts in the third quarter includes Sibchallenge for the first time. Sibchallenge has a significant number of contracts with residential customers.

5. Selected operating data for the fourth quarter includes Comincom and Combellga for the first time.